AMENDMENT NO. 5
TO THE
SUBADVISORY AGREEMENT


      This AMENDMENT NO. 5 TO THE SUBADVISORY AGREEMENT is effective as of October 1, 2009, by and between SUNAMERICA ASSET MANAGEMENT CORP., a Delaware corporation (the Adviser), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (the Subadviser).

W I T N E S S E T H:

      WHEREAS, the Adviser and Seasons Series Trust, a Massachusetts business trust (the Trust), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the Advisory Agreement), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement;

      WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated April 3, 2002, as amended December 2, 2002, February 14, 2005, October 2, 2007 and July 20, 2009 (the Subadvisory Agreement), pursuant to which the Subadviser furnishes investment advisory services to certain series (the Portfolios) of the Trust, as listed on Schedule
 A of the Subadvisory Agreement;

      WHEREAS, the parties wish to amend the Subadvisory Agreement as set forth below; and

      NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Schedule A to the Subadvisory Agreement is hereby amended to reflect the amended fees with respect to the Seasons Series Trust
Multi-Managed Growth, Multi-Managed Moderate Growth,
Multi-Managed Income/Equity, Multi-Managed Income and Large Cap Growth
 Portfolios.  The revised Schedule A is also attached hereto.

Portfolio(s)Fee Rate
(as a percentage of the average daily net assets the Subadviser manages in the portfolio)



Multi-Managed Growth Portfolio

[OMITTED]



Multi-Managed Moderate Growth Portfolio

[OMITTED]



Multi-Managed Income/Equity Portfolio

[OMITTED]



Multi-Managed Income Portfolio

[OMITTED]



Large Cap Growth Portfolio

[OMITTED]

2.	Counterparts.	This Amendment may be executed in two or more
 counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect.	Except as expressly supplemented, amended
 or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous.	Capitalized terms used but not defined herein shall
 have the meanings assigned to them in the Subadvisory Agreement.


      IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

				SUNAMERICA ASSET MANAGEMENT CORP.

				By:/s/ PETER A. HARBECK
				Name:	Peter A. Harbeck
				Title:	President & CEO


				JANUS CAPITAL MANAGEMENT LLC

				By:/s/ RUSSELL P. SHIPMAN
				Name:	Russell P. Shipman
				Title:	Senior Vice President




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P:\PUBLIC\PRODLAW\Securities Compliance\Seasons Series Trust\Agreements
\Subadvisory Agreements\Janus\Janus Amendment 5 to Subadvisory Agreement
 (10-01-09).doc